DATE: SEPTEMBER 8th 2003

TRADING SYMBOL:

TORONTO & OSLO: CRU

FRANKFURT: KNC, OTC-BB-other: CRWVF

NEWS RELEASE

Morgan Stanley - disclosure of interest to the Oslo Stock Exchange

VANCOUVER, Canada, DATE September 8th, 2003, Crew Development Corporation (“Crew”) (TSE & OSE: CRU; Frankfurt: KNC; OTC-BB- other: CRWVF):  Crew Development Corporation (“Crew”) hereby informs the Canadian and US markets that the following announcement was made by Morgan Stanley & Co. International to the Oslo Stock Exchange (OSE) today:

CRU - DISCLOSURE OF SHARE ACQUISITION

On 28 August 2003, Morgan Stanley & Co. International Limited (`MSIL`) acquired an interest of NOK 31,000,000 of a 9% Senior Unsecured Convertible Bond issued by Crew Development Corporation. This Bond will be converted into shares, at NOK 3.60 per share on or before 8 September

2006. If converted by MSIL and on the basis that the relevant issued share capital of Crew Development Corporation is 138,664,295 ordinary shares, Morgan Stanley group of companies, of which MSIL is a member, acquired an interest in the shares that resulted in our holding a total of 8,611,111 shares, being approximately 6.21% of the issued share capital of the Company (excluding all other outstanding 9% Senior Unsecured Convertible Bonds issued).

Please refer to previous Crew news releases for more details about the convertible bond issue and about Crew.

Jan A. Vestrum

President & CEO

This news release contains certain "Forward-Looking Statements". All statements, other than statements of historical fact, included in this release, and/or statements made by company officers or directors at any given time, as well as Crew’s future plans are such forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Forward-looking statements are based on the estimates and opinions of management on the date the statements are made, and Crew does not undertake any obligation to update forward-looking statements should conditions or management's estimates or opinions change.

For more information please contact Investor Relations Manager Truls Birkeland at our UK Head Office, (TEL +44 1932 268 755) or the Oslo Office (TEL +47 2212 1650), or by email to  IR@crew.no .For more information about Crew, additional contact information or to subscribe to future news releases, please visit our new website www.crewdev.com